SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 21, 2003

RICA FOODS, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

0-18222	87-0432572
(Commission file number)	(I.R.S. Employer Identification No.)

1840 Coral Way, Suite 101 Miami, Florida	33145
(Address of principal executive offices)	(Zip code)

(305) 365-9694

(Registrant’s telephone number, including area code)

Item 5. Other Events

On February 21, 2003, a by-products plant (the “Plant”) owned and operated by Rica Foods, Inc. (the “Company”) was damaged by a fire. Historically, the Plant has been the Company’s primary processing plant for the production of goods comprising the Company’s by-products segment. The Company estimates that the damaged portions of the Plant and equipment had a book value of approximately $1.5 million. The Company believes the expected insurance proceeds will be sufficient to cover approximately 80% of the costs associated with renovating, repairing, and/or replacing the damaged Plant and equipment. The Company did not lose a significant amount of inventory as a result of the fire and anticipates it will continue to meet substantially all of its supply obligations to various customers.

The Company is utilizing the undamaged portions of the Plant to continue to process and pack by-products. The Company has also entered into verbal agreements with several local independent processors (“Processors”) in close proximity to the Plant to use and has begun using such Processors’ facilities while the damaged portions of the Plant are rebuilt. The Company is utilizing the Plant’s employees to assist it produce by-products at its and Processors’ facilities and to renovate the Plant. The Company believes that the usage fees that it has been charged and will be charged for utilizing Processors’ facilities will be comparable in amount to the various costs the Company has historically incurred to produce by-products in its Plant. The Company does expect to incur certain increased logistical costs. The Company estimates that it will take between four to five months for the Company to refurbish the Plant, although there can no assurance thereof.

Until, among other things, the Company has developed experience working with the Processors and entered into definitive written contracts with the various Processors, the Company cannot accurately predict if its sales of by-products will materially decrease or if the costs associated with manufacturing and distributing by-products will increase.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 11, 2003

RICA FOODS, INC.

By:	/s/ Calixto Chaves
Name:	Calixto Chaves
Title:	Chief Executive Officer